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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Integrated Healthcare Holdings, Inc.
Santa Ana, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Integrated Healthcare Holdings, Inc. 2006 Stock Incentive Plan, of our report dated June 11, 2008, except for the effects of the restatements described in Notes 5 and 16 to the consolidated financial statements, which are as of August 22, 2008, relating to the consolidated financial statements and schedule of Integrated Healthcare Holdings, Inc. appearing in the Company's Annual Report on Form 10-K/A for the year ended March 31, 2008.


/s/ BDO Seidman, LLP
Costa Mesa, California
August 22, 2008